USEC Inc. A Global Energy Company	Exhibit 99

NEWS RELEASE

For Immediate Release: April 23, 2003	Contact: Steven Wingfield (301) 564-3354 Charles Yulish (301) 564-3391

USEC Inc. Reports Earnings of $2.1 Million for First Quarter 2003
– Strategic Initiatives Begin to Take Effect, Reducing Cost of Sales per Unit –

     Bethesda, MD – USEC Inc. (NYSE: USU) today reported net income for its first quarter ended March 31, 2003, of $2.1 million or $.03 per share compared to net income of $4.3 million or $.05 per share in the same quarter last year. Results in 2002 included a special credit of $4.2 million (after tax) from a favorable change in cost estimate for consolidating plant operations.

     The gross profit margin for the quarter was 12.1 percent compared to 8.2 percent in the same period last year. Strategic initiatives taken by USEC in recent quarters have improved production and purchase costs, reversing a trend in recent years of higher unit cost of sales. The Company expects to have an annual gross profit margin of approximately 10 percent in 2003.

     Revenue for the first quarter was $286.2 million, an increase of 15 percent over the $249.4 million for the same quarter a year ago. Sales of natural uranium are included in revenue and totaled $24.5 million, compared to $9.1 million for the first quarter last year. The volume of the Separative Work Unit (SWU) component of low-enriched uranium sold increased 9 percent quarter over quarter. The increase was due mainly to the timing and movement of customer orders. The average price billed to customers was approximately the same as in the first quarter last year.

     The increase in SWU sales volume was primarily responsible for an increase of $22.6 million or 10 percent in the cost of sales during the quarter compared with the same period last year. Unit production costs improved by 11 percent reflecting more efficient operations and lower costs for electric power, labor and depleted uranium disposal. The Company’s purchase costs per SWU declined as new pricing terms went into effect January 1, 2003, under which USEC pays Russia a discounted market-based price. The full effect of the lower production and purchase costs on cost of sales will benefit future periods due to the Company’s average inventory cost methodology and significant SWU inventories.

     As noted above, the Company’s net income of $4.3 million in the first quarter of 2002 benefited from a special credit of $4.2 million (after tax). The Company’s financial results improved quarter over quarter due to the cumulative effect of production and purchase cost-cutting efforts that lowered average inventory costs per SWU. While the gross margin is improving, costs for the successful ramp up of the American Centrifuge technology moderates the impact on net income. Spending on advanced technology demonstration and development was $7.2 million higher than the same period last year, which reduced net income.

     Because USEC’s customers place orders under their long-term contracts generally on a 12- to 24-month cycle, quarterly comparisons of USEC’s financials are not necessarily indicative of the Company’s longer-term results.

     At March 31, 2003, USEC’s cash balance was $132.3 million. For the quarter, cash flow from operating activities was negative $20.1 million, compared to positive $186.1 million in the same period a year ago. The difference in cash flow from operating activities between the two quarters was primarily due to the timing of trade receivables collected in 2002. The quarter ended December 31, 2001, set a record for SWU sales and most of the payments for those sales were received in the first quarter of 2002. For the full year, sales in 2001 and 2002 were comparable. Also, cash outflows during the current quarter were higher for advanced technology. The Company has no short-term debt, and debt to total capitalization is a modest 36 percent.

     “The strategic initiatives USEC has taken to reduce its cost structure are beginning to be seen in our financial results, particularly in our unit cost of sales,” said William H. Timbers, USEC president and chief executive officer. “The improving results are even more apparent when you consider that the expenses for our American Centrifuge are significantly greater than last year. We believe this investment of our profits in our future will pay off for investors in the longer term, which is how we manage our business – for the long run.”

Further Progress Made on American Centrifuge Technology

     USEC is moving forward with its plan to demonstrate the American Centrifuge technology, with a goal of deploying centrifuges by the end of the decade. In February, USEC submitted its application to the U.S. Nuclear Regulatory Commission (NRC) for the American Centrifuge Demonstration Facility, to be sited at USEC’s Portsmouth, Ohio plant. In March, the NRC completed its initial review of the license application and has docketed the application. The NRC anticipates concluding its technical review by February 2004. Construction of the demonstration facility with a lead cascade containing up to 240 full-scale centrifuge machines is slated to begin in 2004, and the demonstration facility is expected to begin operation in 2005. The Company’s spending on the American Centrifuge technology accounted for most of its advanced technology spending, which totaled $9.6 million during the quarter, compared to $2.4 million in the same period last year. For the full year, USEC expects spending on the American Centrifuge to be about $35 million.

Labor Update

     USEC’s labor agreement with the Paper, Allied-Industrial, Chemical and Energy Workers International Union, Local 5-550 (“PACE”) expired on January 31, 2003. After voting not to accept the Company’s contract offer, approximately 635 employees or about half of the workforce at the Paducah, Kentucky plant went out on strike February 4. Negotiators from USEC and PACE, with the assistance of a federal mediator, have met on several occasions since the strike began, but no agreement has been reached. USEC has offered its PACE-represented employees a new contract with competitive wages and benefits, and the Company will continue to try to reach agreement with the union in order to get employees back to work.

     The Company continues safe and secure operations at its Paducah facility using trained salaried employees. Two full-time NRC inspectors are assigned to the plant and the agency has publicly stated that the plant is being run safely. Production levels at Paducah have been maintained at or above those seen prior to the strike and USEC does not expect any interruption of its product deliveries to its customers.

Uranium Inventory Remediation

     Under the June 2002 DOE-USEC Agreement, DOE was obligated to transfer on March 31, 2003, uranium to replace approximately one-third of the 9,550 metric tons of contaminated uranium that DOE previously transferred to USEC, net of the amounts USEC has cleaned up (approximately 1100 metric tons). DOE’s obligation is subject to appropriations and legislative authority, and to date this transfer has not taken place. USEC expects DOE will complete the transfer pursuant to the terms of the DOE-USEC Agreement.

     This news release contains forward-looking information that involves risks and uncertainty, including certain assumptions regarding the future performance of USEC. Actual results and trends may differ materially depending upon a variety of factors, including, without limitation, market demand for USEC’s products, pricing trends in the uranium and enrichment markets, deliveries under the Russian Contract, the availability and cost of electric power, implementing agreements with DOE regarding uranium inventory remediation and the use of advanced technology and facilities, satisfactory performance of the centrifuge technology at various stages of demonstration, USEC’s ability to successfully execute its internal performance plans, the refueling cycles of USEC’s customers, final determinations of environmental and other costs that USEC accrues, the outcome of litigation, and the impact of any government regulation. Revenue and operating results can fluctuate significantly from quarter to quarter, and in some cases, year to year.

     Please refer to our SEC filings, which can be accessed through the Company’s website www.usec.com, for a more complete discussion of these factors.

     USEC Inc., a global energy company, is the world’s leading supplier of enriched uranium fuel for commercial nuclear power plants.

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USEC Inc.
CONSOLIDATED CONDENSED STATEMENTS OF INCOME (Unaudited)
(millions, except per share data)

	Three Months Ended
	March 31,

	2003	2002

Revenue:
Separative work units	$261.7	$240.3
Uranium	24.5	9.1

Total revenue	286.2	249.4
Cost of sales	251.6	229.0

Gross profit	34.6	20.4
Special charge (credit) for consolidating plant operations	—	(6.7	)*
Advanced technology development costs	9.6	2.4
Selling, general and administrative	14.4	11.7

Operating income	10.6	13.0
Interest expense	9.2	8.9
Other (income) expense, net	(2.2)	(1.3)

Income before income taxes	3.6	5.4
Provision for income taxes	1.5	1.1

Net income	$2.1	$4.3

Net income per share – basic and diluted	$.03	$.05
Dividends per share	$.1375	$.1375
Average number of shares outstanding	82.0	80.9

*	The special credit of $6.7 million ($4.2 million or $.05 per share after tax) in the three months ended March 31, 2002, represents a change in estimate of costs for consolidating plant operations.

USEC Inc.
CONSOLIDATED CONDENSED BALANCE SHEETS
(millions)

	(Unaudited)
	March 31,	December 31,
	2003	2002

ASSETS
Current Assets
Cash and cash equivalents	$132.3	$171.1
Accounts receivable – trade	212.7	225.4
Inventories	866.0	862.1
Other	23.6	29.1

Total Current Assets	1,234.6	1,287.7
Property, Plant and Equipment, net	191.1	190.9
Other Assets
Deferred income taxes	54.4	50.8
Prepayment and deposit for depleted uranium	47.1	46.1
Prepaid pension benefit costs	81.9	83.8
Inventories	339.2	390.2

Total Other Assets	522.6	570.9

Total Assets	$1,948.3	$2,049.5

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable and accrued liabilities	$186.4	$195.7
Payables under Russian Contract	66.7	106.6
Deferred revenue and advances from customers	5.1	45.0
Liabilities accrued for consolidating plant operations	19.4	22.8

Total Current Liabilities	277.6	370.1
Long-Term Debt	500.0	500.0
Other Liabilities
Deferred revenue and advances from customers	20.3	21.2
Depleted uranium disposition	56.4	57.9
Postretirement health and life benefit obligations	138.3	137.8
Other liabilities	48.8	48.1

Total Other Liabilities	263.8	265.0
Stockholders’ Equity	906.9	914.4

Total Liabilities and Stockholders’ Equity	$1,948.3	$2,049.5

USEC Inc.
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (Unaudited)
(millions)

	Three Months Ended
	March 31,

	2003	2002

Cash Flows from Operating Activities
Net income	$2.1	$4.3
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	6.9	9.3
Depleted uranium disposition	(2.5)	6.7
Deferred revenue and advances from customers	(40.8)	(7.5)
Deferred income taxes	(3.6)	8.2
Liabilities accrued for consolidating plant operations	(3.4)	(10.8)
Changes in operating assets and liabilities:
Accounts receivable – decrease	12.7	202.3
Inventories – decrease	47.2	61.0
Payables under Russian Contract – (decrease)	(39.9)	(99.8)
Accounts payable and other – net increase	1.2	12.4

Net Cash Provided by (Used in) Operating Activities	(20.1)	186.1

Cash Flows Used in Investing Activities
Capital expenditures	(8.4)	(14.0)

Net Cash (Used in) Investing Activities	(8.4)	(14.0)

Cash Flows Used in Financing Activities
Dividends paid to stockholders	(11.3)	(11.1)
Common stock issued	1.0	.9

Net Cash (Used in) Financing Activities	(10.3)	(10.2)

Net Increase (Decrease)	(38.8)	161.9
Cash and Cash Equivalents at Beginning of Period	171.1	57.4

Cash and Cash Equivalents at End of Period	$132.3	$219.3

Supplemental Cash Flow Information:
Interest paid	$16.9	$16.5
Income taxes paid	—	.7